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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            -----------------------



                                   FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)
                                April 17, 1998




                               FMC CORPORATION
           --------------------------------------------------------
            (Exact name of registrant as specified in its charter)




          Delaware                         1-2376                94-0479804
----------------------------            ------------         -------------------
(State or other jurisdiction            (Commission           (I.R.S. Employer
     of incorporation)                  File Number)         Identification No.)



               200 East Randolph Drive, Chicago, Illinois  60601
              ----------------------------------------------------
              (Address of principal executive offices)  (Zip Code)




                                 (312) 861-6000
                         ------------------------------
                         Registrant's telephone number,
                              including area code
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Item 5.  Other Events

As previously reported, in 1986 a former employee of FMC brought a qui tam lawsuit against the company in the United States District Court for the Northern District of California. The lawsuit alleges that FMC violated the False Claims Act ("FCA") in connection with the development, testing and manufacture of the Bradley Fighting Vehicle by the company's Defense Systems Group (which was sold during 1997 and is presently accounted for as a discontinued operation.) Following an investigation of the allegations raised by the lawsuit, the U.S. Department of Justice declined to intervene in the action. On April 14, 1998 a jury returned a verdict against the company in the amount of $125 million. No judgment resulting from the verdict has been entered at this time. Under the FCA, any judgment stemming from the verdict may include, based on certain determinations to be made by the court, a doubling or trebling of part or all of the damages reflected in the verdict, as well as penalties and costs, including attorneys' fees.

Management believes the verdict is unjustified and intends to pursue all available remedies to set aside the jury's decision or reverse any judgment resulting therefrom. It is the company's position that the lawsuit is without merit. Although any legal proceeding is subject to inherent uncertainty, based upon an analysis of relevant factual and legal issues and consultation with counsel, management believes that the likelihood that any material adverse judgment in this action will stand against the company is remote. As management does not believe that this litigation will have a material impact on the company's earnings or financial condition, no provision for this matter has been or is expected to be made in the company's financial statements.
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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, The Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        FMC CORPORATION

                                        By  /s/ J. Paul McGrath
                                          ---------------------------------
                                          J. Paul McGrath
                                          Senior Vice President, General
                                            Counsel and Secretary

Date April 20, 1998